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                                                                    EXHIBIT 99.1

               WAVE SYSTEMS TO COMPLETE $3 MILLION OFFERING UNDER
                    $25 MILLION SHELF REGISTRATION STATEMENT

LEE, MA - AUGUST 02, 2004 - Wave Systems Corp. (NASDAQ: WAVX - www.wave.com), a developer of trusted computing solutions and services, announced today that it has agreed upon a $3 million private placement of Class A common stock with an accredited investor. The transaction is being done under Wave Systems' $25 million shelf registration statement which was declared effective by the Securities and Exchange Commission on May 10, 2004. Pursuant to the financing Wave Systems agreed to sell approximately 3.5 million shares of Class A common stock at a price of $0.85 per share. The transaction is intended to fund Wave Systems' ongoing operations and general corporate overhead.

Wave Systems also granted the purchaser an additional investment right, which expires in 90 days, to purchase an additional 3.5 million shares of Class A common stock at a price of $1.00 per share. The purchaser also was granted warrants to acquire shares of Wave's Class A common stock at exercise prices of $1.15 and $1.30 per share. If exercised in their entirety, the additional investment right and warrants would generate an additional $8.7 million in gross proceeds to Wave Systems. Corpfin Inc. (OTC: CFNC) acted as placement agent in connection with this offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Wave Systems Corp. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ABOUT WAVE SYSTEMS
Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure. Wave is the leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors. Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world's leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to fund operations, the ability to

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forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control. Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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CONTACT:

Gerard T. Feeney, CFO                     David Collins, Richard Land
Wave Systems Corp.                        Jaffoni & Collins
info@wavesys.com                          wavx@jcir.com

413/243-1600                              212/835-8500